Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2016, with respect to the consolidated financial statements and financial statement schedule of Raptor Pharmaceutical Corp. and subsidiaries as of December 31, 2015 and 2014 and for each of the three years ended December 31, 2015, included in this current report on Form 8-K of Horizon Pharma Public Limited Company dated October 13, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Horizon Pharma Public Limited Company on Form S-3 (No. 333-198852) and Forms S-8 (Nos. 333-211118, 333-203933 and 333-198865).

/s/ GRANT THORNTON LLP

San Francisco, California

October 13, 2016